EXHIBIT 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Angie Yang 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

WESTLAKE VILLAGE, CALIF., APRIL 22, 2009 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported financial results for its first three months of 2009 ended March 31, reflecting the successful 1st Centennial Bank transaction and stable asset quality trends.

“The successful 1st Centennial Bank transaction marked another major leap toward our goal of becoming the bank of choice in the Southern California region,” said C. G. Kum, President and Chief Executive Officer. “While our first quarter results reflect the impact of the sizeable expansion in our deposit and loan portfolios and branch network, we look forward to realizing the full benefits of this transaction in our financial results as these assets are fully deployed. We are gratified that our conservative underwriting standards and proactive management of our loan portfolio has enabled us to sustain a low level of losses.”

2009 First Quarter Financial Highlights:

-	1st Centennial Bank transaction further strengthened the company’s balance sheet with total assets of $1.47 billion as of March 31, 2009, compared with $1.18 billion at year-end 2008;
-	Total deposits increased to $1.10 billion at the close of Q1 2009 from $817.6 million at December 31, 2008, boosted by approximately $270 million of core deposits from 1st Centennial;
-	Loans expanded to $899.4 million from $787.9 million at year-end 2008, including the addition of $100 million of a selected pool of loans from 1st Centennial;
-	Q1 provision for loan losses increased to $1.1 million to reflect the deteriorating economy and the significant loan growth during the quarter;
-	Net loan charge-offs continued to be at nominal levels, totaling $189,000 for Q1 2009; and
-	The bank’s total risk-based capital ratio at March 31, 2009 was 11.79% and First California’s total risk-based capital ratio was 13.84%.

1st Centennial Bank Transaction

The FDIC-assisted assumption of the insured, non-brokered deposits of 1st Centennial Bank on January 23, 2009 immediately increased First California’s deposit base by approximately $270 million in core deposits. The transaction also added six branches to First California Bank’s network, which now totals 18 full-service branches and increased the company’s geographic footprint to six counties across Southern California. As part of the acquisition, First California also added $164 million in cash and cash equivalents and $89 million in investment securities to its balance sheet. First California was also granted first right of refusal to review and purchase any loans from 1st Centennial’s portfolio. Following the completion of due diligence, the company acquired $100 million of 1st Centennial’s loans in the second half of the first quarter. Kum said that these represented the top tier loans in terms of asset quality in 1st Centennial’s portfolio, most of which came with significant deposit relationships.

The company noted that the 1st Centennial transaction had the effect of lowering First California’s profitability levels in the first quarter due to a timing lag between the costs of the assumed deposits and the full deployment of the newly

First California Financial Group, Inc. 2-2-2	NASDAQ: FCAL

acquired liquid assets. The expansion of the First California franchise contributed to a $1.0 million, or 10.7%, increase in operating expenses in the 2009 first quarter over the preceding 2008 fourth quarter. The company attributed approximately $473,000 of this increase to integration-related transitional expenses recognized in the first quarter. The company posted $1.1 million in provision for loan losses in the 2009 first quarter, which represents a significant increase from the $200,000 provision posted in the preceding fourth quarter, partly due to the significant loan growth in the period. At the same time, the 1st Centennial transaction significantly enhanced the company’s liquidity position, with $84.3 million remaining in Federal Funds sold at quarter-end. The 2009 first quarter net interest margin was negatively impacted by a higher percentage of earning assets in lower-yielding Federal Funds sold.

Asset Quality

The company continued to maintain asset quality metrics that exceeded current industry averages and peer performances as evidenced by the past due and non-accrual loans to total loans ratio of 1.81% at March 31, 2009. Total past due and non-accrual loans increased to $16.3 million as of March 31, 2009 from $11.5 million at the end of 2008, primarily reflecting a $4.3 million increase in loans past due 30 to 59 days. The company noted that the past due 30 to 59 days category is traditionally one that exhibits significant fluctuations. Non-accrual loans totaled $9.8 million at the close of the 2009 first quarter, versus $8.5 million as of December 31, 2008. Non-accrual loans have historically fluctuated from period to period, but the resolution of these credits have historically not resulted in significant charge-offs due to the company’s conservative underwriting standards.

Net loan charge-offs continued to remain at nominal levels, totaling $189,000 for the 2009 first quarter. The allowance for loan losses as a percentage of total loans was 1.00% at March 31, 2009, compared with 1.02% at December 31, 2008.

Results of Operations

Net income for the three months ended March 31, 2009 totaled $413,000, equal to $0.02 per diluted common share, including the $1.1 million provision for loan losses, as well as non-core, integration-related costs of approximately $473,000. In the first quarter, the company made a dividend payment of $194,000 on the Series B Preferred Stock related to the U.S. Treasury Department’s Capital Purchase Program. This resulted in income available to common shareholders of $219,000 for the first quarter of 2009. For the 2008 fourth quarter, the company reported net income of $1.1 million, or $0.10 per diluted common share, which included $200,000 in provision for loan losses. In the 2008 first quarter, the company reported net income of $2.2 million, or $0.19 per diluted common share, including a provision for loan losses of $450,000. The company did not incur any comparable integration-related costs or Series B Preferred Stock dividend payments in the first and fourth quarters of 2008.

Loans at March 31, 2009 rose to $899.4 million, compared with $787.9 million at December 31, 2008, primarily reflecting the addition of selected 1st Centennial loans. Loans held for sale amounted to $31.3 million at the close of the 2009 first quarter, versus $31.4 million at year-end 2008. Deposits increased sharply to $1.10 billion as of March 31, 2009 from $817.6 million as of December 31, 2008, which is predominantly attributed to the addition and retention of approximately $270 million in non-brokered deposits from 1st Centennial. Total assets at March 31, 2009 increased to $1.47 billion from $1.18 billion at December 31, 2008.

Reflecting the full impact of reductions in the Federal Funds Rate totaling 175 basis points during the 2008 fourth quarter, the company’s net interest margin compressed to 3.68% in the first quarter from 3.90% in the immediately preceding quarter.

First California Financial Group, Inc. 3-3-3	NASDAQ: FCAL

The 2009 first quarter margin was also impacted by a higher percentage of earning assets in lower-yielding Federal Funds sold.

The efficiency ratio for the first quarter of 2009 was 87.30%, compared with 83.63% in the fourth quarter of 2008 and 64.85% in the year-ago first quarter. The company attributed the higher efficiency ratio for the 2009 first quarter primarily to expenses associated with the 1st Centennial Bank transaction and a higher percentage of earning assets in lower-yielding Federal Funds sold.

Liquidity and Capital Resources

First California’s primary source of funds continues to be core deposits. The bank also has access to alternate funding sources that are available to the company typically at a lower cost than current market prices on time deposits. Accordingly, First California continued to utilize limited levels of brokered deposits, FHLB borrowings and State of California time deposits during the first quarter. Brokered deposits decreased to $81.7 million at March 31, 2009, compared with $95.5 million at December 31, 2008. A shift in the mix of funding liabilities and the reduction in market rates during the quarter contributed to a cost of interest-bearing deposits and a cost of borrowed funds of 1.78% and 4.32%, respectively, for the first quarter of 2009, compared with 1.98% and 4.16% for the preceding 2008 fourth quarter.

At March 31, 2009, First California had total unsecured Federal Funds facilities with other financial institutions of $31.0 million. In addition, the bank has a $10.3 million secured borrowing facility with the Federal Reserve Bank of San Francisco. Also, the unused and available borrowing capacity on the bank’s secured FHLB borrowing facility was in excess of $126 million at March 31, 2009. This strong liquidity position enabled the company to sell securities which resulted in a pre-tax gain of $671,000 in the first quarter.

The company had $84.3 million of Federal Funds sold and $271.7 million of securities at March 31, 2009. The securities portfolio is comprised mainly of agency mortgage-backed securities, agency and private label collateralized mortgage obligations and municipal securities, and no other-than-temporary impairment charges were recorded in the first quarter of 2009. The above-mentioned borrowing facilities and on-balance sheet liquid assets provide the company with sufficient liquidity to support its operations and strategic plan

Total shareholders’ equity increased to $160.5 million at March 31, 2009 from $158.9 million at December 31, 2008. The company’s net book value and tangible book value per common share equaled $11.75 and $5.42, respectively at March 31, 2009. This compares with net book value of $11.65 and tangible book value per common share of $6.54 at December 31, 2008. The decreases primarily reflect an increase in the number of outstanding shares since year-end and the increase in intangible assets of $15.3 million during the quarter related to the 1st Centennial transaction.

First California Financial Groups’ total risk-based and leverage capital ratios at March 31, 2009 were 13.84% and 8.96%, respectively. First California’s tangible common equity as a percentage of total assets equaled 4.30% as of March 31, 2009, compared with 6.48% as of year-end 2008. The decrease is due to the increase in intangible assets during the quarter related to the 1st Centennial transaction.

Kum concluded: “We have made tremendous progress integrating the 1st Centennial operations into the First California family, and we are very pleased with the success with which we have been able to retain our new customer and deposit relationships. We believe that the Inland Empire is an attractive, long-term market for both business lending and business-related deposits, and First California is now well poised to capitalize on those opportunities.

“Notwithstanding the challenges of the current economic environment, First California continued to strengthen its leadership position in the region, supported by a healthy loan portfolio with stable and high asset quality metrics, a strong core deposit base and a fortress in terms of capital resources,” Kum said. “On February 27, the company celebrated 30 years of commitment, experience and integrity in providing the best in community banking services

First California Financial Group, Inc. 4-4-4	NASDAQ: FCAL

and commemorated the event by hosting the Opening Bell Ceremony at Nasdaq. As one of the strongest capitalized banks in the region and led by an experienced group of bankers, we are confident that First California will not only survive the current economic storm, but will continue to thrive in the years ahead.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank. Celebrating 30 years of business in 2009, First California is a regional force of strength and stability in Southern California banking. With assets of $1.47 billion and led by an experienced team of bankers, the company is one of the strongest capitalized financial institutions in the region. The bank specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 18 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California Bank’s asset quality and capital position, the successful integration of the 1st Centennial Bank acquisition, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California Bank’s loan portfolio, the adequacy of sources of liquidity to support First California’s and First California Bank’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California and First California Bank. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the possibility of a U.S. recession, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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(Financial Tables Follow)

First California Financial Group

Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Mar-09	31-Dec-08	30-Sep-08	30-Jun-08	31-Mar-08
Income statement summary
Net interest income	$10,670	$9,836	$10,348	$10,335	$10,263
Service charges, fees & other income	1,235	1,146	1,043	903	818
Loan commissions & sales	9	69	143	185	54
Operating expenses	10,401	9,398	8,041	8,460	8,016
Provision for loan losses	1,115	200	300	200	450
Amortization of intangible assets	376	298	298	297	298
Gain (loss) on sale of securities	671	(9)	(13)	—	—
Gain (loss) on derivatives	—	186	(1)	(367)	1,225

Income before tax	693	1,332	2,881	2,099	3,596
Tax expense	280	200	1,120	815	1,407

Net income	$413	$1,132	$1,761	$1,284	$2,189

Balance sheet data
Total assets	$1,466,661	$1,183,401	$1,125,294	$1,125,096	$1,134,507
Shareholders' equity	160,472	158,923	136,680	136,229	138,256
Common shareholders' equity	136,646	133,553	135,680	135,229	137,256
Earning assets	1,286,713	1,057,198	994,212	991,740	1,005,653
Loans	899,376	787,920	783,496	773,544	754,419
Loans - held for sale	31,309	31,401	—	—	23,927
Securities	271,743	202,462	209,736	217,896	227,032
Federal funds sold & other	84,285	35,415	980	300	275
Interest-bearing funds	1,005,013	822,285	784,452	790,202	794,225
Interest-bearing deposits	815,799	628,584	563,244	566,664	540,919
Borrowings	162,500	167,000	194,520	196,863	226,644
Junior subordinated debt	26,714	26,701	26,688	26,675	26,662
Goodwill and other intangibles	73,545	58,551	58,848	59,146	59,444
Deposits	1,103,578	817,595	757,765	754,115	729,819

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$6,395	$2,644	$6,560	$1,502	$4,646
Loans past due 90 days and accruing	65	429	947	1,081	1,480
Nonaccruing loans	9,791	8,475	8,636	6,627	5,720

Total past due and nonaccrual loans	$16,251	$11,548	$16,143	$9,210	$11,846

Repossessed personal property	$76	$107	$154	$154	$161
Other real estate owned	993	220	120	—	—

Total foreclosed property	$1,069	$327	$274	$154	$161

Net loan charge-offs	$189	$151	$194	$15	$570
Allowance for loan losses	$8,974	$8,048	$7,999	$7,894	$7,708
Allowance for loan losses to loans	1.00%	1.02%	1.02%	1.02%	1.02%

Common shareholder data
Basic earnings per common share	$0.02	$0.10	$0.15	$0.11	$0.19
Diluted earnings per common share	$0.02	$0.10	$0.15	$0.11	$0.19
Book value per common share	$11.75	$11.65	$11.84	$11.78	$11.95
Tangible book value per common share	$5.42	$6.54	$6.71	$6.62	$6.77
Shares outstanding	11,633,288	11,462,964	11,456,464	11,477,086	11,485,220
Basic weighted average shares	11,527,628	11,436,152	11,466,375	11,480,271	11,484,749
Diluted weighted average shares	11,813,629	11,727,614	11,744,823	11,756,817	11,757,532

Selected ratios
Return on average assets	0.12%	0.39%	0.63%	0.46%	0.80%
Return on average equity	1.05%	3.22%	5.14%	3.72%	6.47%
Equity to assets	10.94%	13.43%	12.15%	12.11%	12.19%
Tangible equity to tangible assets	6.24%	8.92%	7.29%	7.23%	7.33%
Tangible common equity to tangible assets	4.53%	6.67%	7.20%	7.14%	7.24%
Efficiency ratio	87.30%	83.63%	69.72%	76.52%	64.85%
Net interest margin (tax equivalent)	3.68%	3.90%	4.17%	4.17%	4.14%
Total risk-based capital ratio:
First California Bank	11.79%	12.27%	12.89%	12.59%	12.15%
First California Financial Group, Inc.	13.84%	16.62%	14.01%	13.81%	13.46%